For Immediate Release
May 4, 2016

Heritage Financial Names New
Chairman of the Board

Olympia, WA, May 4, 2016/ PRNewswire/ - Heritage Financial Corporation (“Company” or “Heritage”) (Nasdaq: HFWA), announced today that Brian S. Charneski has been elected Chairman of the Board. Mr. Anthony “Tony” B. Pickering will fill Mr. Charneski’s role as Chairman of the Nominating and Governance Committee. Pursuant to the merger agreement with Washington Banking Company, Heritage adopted bylaw amendments governing the structure of the Board until May 1, 2016.

Mr. Charneski has been a Director of Heritage since 2000 and has served as Vice Chairman for the last two years. He is currently Chairman of the Nominating and Governance Committee and a member of the Audit Committee and Strategy Committee. He is the President of L&E Bottling Company based in Olympia, Washington and is Chairman of Pepsi Northwest Beverages, LLC, a regional beverage manufacturing joint venture with PepsiCo, Inc. based in Tumwater, Washington.

“Brian has played a key role in serving the Board during our integration of Washington Banking Company and Heritage Financial Corporation these past two years,” stated Tony Pickering, former Chairman of the Board. “As part of the merger agreement, I am honored to have fulfilled my two year term serving as Chairman of the Board and look forward to continuing to serve as a Director.”

Brian L. Vance, President and CEO, commented, “I would like to thank Tony for his thoughtful and effective leadership of the combined board during these past two years. Tony also served as Chairman of the Board at Washington Banking Company from 2005 to 2014 and was a member since 1996.”

About Heritage Financial
Heritage Financial Corporation is an Olympia-based bank holding company with Heritage Bank, a full-service commercial bank, as its sole wholly-owned banking subsidiary. Heritage Bank has a branching network of 63 banking offices in Washington and Oregon. Heritage Bank also does business under the Central Valley Bank name in the Yakima and Kittitas counties of Washington and under the Whidbey Island Bank name on Whidbey Island. Heritage’s stock is traded on the NASDAQ Global Select Market under the symbol “HFWA”. More information about Heritage Financial Corporation can be found on its website at www.hf-wa.com and more information about Heritage Bank can be found on its website at www.heritagebanknw.com.

Source: Heritage Financial Corporation
Contact: Brian L. Vance, Chief Executive Officer, (360) 943-1500